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                                                                    Exhibit 99.1


                                 PRESS RELEASE
                            CITIZENS & NORTHERN BANK
                                                       Contact:  Yvonne Gill
July 10, 2003                                          570-724-0212
                                                       ygill@cnbankpa.com

             C&N ANNOUNCES JUNE 30, 2003 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

         Wellsboro, PA - Craig G. Litchfield, chairman, president and chief executive officer, recently announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for the six months ended June 30, 2003, and for the second quarter 2003, which are highlighted below.

FINANCIAL HIGHLIGHTS FOR THE SIX MONTHS ENDED JUNE 30, 2003:
------------------------------------------------------------

o Net Income increased 4%, to $7,992,000 for the six months ended June 30, 2003, from $7,658,000 for the first six months of 2002. Net Income Per Share rose to $1.00 (Basic) and $0.99 (Diluted) for the six months ended June 30, 2003, as compared to $0.96 (Basic) and $0.95 (Diluted) for the first six months of 2002. Per Share amounts have been retroactively adjusted for the effects of a 3-for-2 stock split issued in April 2003.

o Return on Average Assets was 1.57% for the first six months of 2003, as compared to 1.68% for the first six months of 2002. Return on Average Equity was 13.33% for the first six months of 2003, as compared to 14.93% for the first six months of 2002.

o Total assets amounted to $1,059,335,000 as of June 30, 2003, an increase of 12% over total assets of $947,435,000 as of June 30, 2002. Net loans increased $70,210,000, or 17%, as of June 30, 2003, compared to one year earlier.

o Shareholders' Equity/Average Assets Ratio was 10.61% as of June 30, 2003. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.


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o    Cash Dividends declared by C&N increased by 12.5% for the first six months of 2003 over the first six months of 2002, to $0.42 per share.

         Net interest income of $15,541,000 in the first six months of 2003 was $437,000 (3%) higher than the corresponding 2002 amount of $15,104,000. Also, mainly because of a higher concentration in tax-exempt assets, the income tax provision for the six months ended June 30, 2003 was $249,000 lower than in the first six months of 2002. Net realized gains from securities increased $662,000, to $2,629,000 in the six months ended June 30, 2003 from $2,007,000 in the first six months of 2002. Noninterest expense increased $534,000 (5%) in the first six months of 2003 over the same period of 2002. The provision for loan losses of $600,000 for the first six months ended June 30, 2003 was $240,000 higher than the amount recorded in the first six months of 2002. Noninterest income was $200,000 (6%) lower for the first six months of 2003 than in the first six months of 2002.

FINANCIAL HIGHLIGHTS FOR THE SECOND QUARTER 2003:
-------------------------------------------------

o Net Income for the second quarter 2003 was $3,920,000, an increase of $100,000 (3%) over the second quarter 2002. Net Income Per Share was $0.49 (Basic and Diluted) for the second quarter 2003, as compared to $0.48 (Basic and Diluted) for the second quarter 2002.

o Net Income for the second quarter 2003 was down $152,000 (4%) from the first quarter 2003. Net realized security gains amounted to $908,000 in the second quarter 2003, down from $1,721,000 in the first quarter 2003.

o Cash Dividends declared increased to $0.21 per share for the second quarter 2003 from $0.19 per share for the second quarter 2002.

         Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation. Citizens & Northern Bank provides complete financial and investment services through 17 full service offices located throughout Tioga, Bradford, Sullivan and Lycoming, Pennsylvania counties. C&N can be found on the web at www.cnbankpa.com. The Company's stock trades on the Over-the-Counter Bulletin Board under the symbol CZNC.OB.